Exhibit 99

Western Sierra Bancorp Reports Record Profitability;

Diluted Earnings per Share Increases to $2.23

For 2005 and $0.62 for the 4th Quarter

CAMERON PARK, California.—(PR NEWSWIRE)—February 3, 2006—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, California, announced results for the fourth quarter and year ended December 31, 2005.

Financial Highlights from the year of 2005 vs. 2004:

•              An increase in GAAP net income of $2.71 million or 18.0% to $17.75 million

•                                          An increase in GAAP net income excluding terminated merger expenses of $232,000, net of tax, to $17.98 million or 19.6%

•              An increase in Diluted GAAP EPS to $2.23 from $1.91 or 16.8%

•              An increase in Diluted GAAP EPS excluding terminated merger expenses to $2.26 from $1.91 or 18.3%

•              GAAP ROA and ROE of 1.43% and 14.82%, as compared to 1.33% and 14.83%

•              ROA and ROE excluding terminated merger expenses of 1.45% and 15.02%, as compared to 1.33% and 14.83%

•              Return on tangible equity of 21.02% as compared to 22.96%

•              Total assets increased $94 million or 7.8% to $1.29 billion

•              Average loans increased $113 million or 12.8% to $993 million

•              Average deposits increased $79 million or 8.3% to $1.04 billion

•              Net interest margin (FTE) increased 21 basis points to 5.35% from 5.14%

•              Efficiency ratio increased to 55.8% from 55.2%

•              Nonperforming assets ended the year at 0.11% as compared to 0.12% at December 31, 2004

Financial Highlights from the 4th quarter of 2005 vs. 2004:

•              An increase in GAAP net income of $881,000 or 21.8% to $4.92 million

•              An increase in Diluted GAAP EPS to $0.62 from $0.51 or 21.6%

•              GAAP ROA and ROE of 1.53% and 15.39%, as compared to 1.35% and 14.93%

•              Return on tangible equity of 21.28% as compared to 22.37%

•              Average loans increased $104 million or 11.3% to $1.03 billion

•              Average deposits increased $39 million or 3.8% to $1.06 billion

•              Net interest margin (FTE) increased 38 basis points to 5.50% versus 5.12%

•              Efficiency Ratio increased to 55.0% from 54.9%

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “During 2005, we eclipsed $1 billion in loans and our record of strong asset quality and organic loan growth continued.   Our net interest margin expanded by twenty-one basis points in 2005 which drove earnings growth.   In 2006, we will continue to deliver the relationship banking experience that our clients have come to expect. ”

Discussion of Non-GAAP Financial Measures

In order to assist investors in comparing what management believes to be the Company’s core operating results from one period to another, included herein are financial measures that exclude the affect of “terminated merger expenses”.  In November 2004, the Company entered into a definitive agreement to acquire Gold Country Financial Services Inc.  This agreement was terminated by the mutual consent of both parties in June of 2005.  Included in the Company’s operating results for the quarter ending June 30, 2005 and the year ending December 31, 2005 are approximately $400,000 ($232,000 after tax) in legal, consulting, data processing, accounting and other merger costs that were incurred and capitalized while the transaction was pending.    Management does not expect a similar charge to be incurred in the foreseeable future.  In management’s view, net income excluding terminated merger expenses assists investors in better understanding the comparative core operating performance of the Company.

Information regarding the Review of Accounting for Income Taxes

On January 31 2006, the Company issued a press release and announced it was conducting a comprehensive review of the historical accounting for income taxes.  Based upon this review, it has been concluded that the aggregate potential adjustments are approximately $500,000 and relate to accounting periods prior to 2003.  In the opinion of management, these amounts are immaterial to all accounting periods contained herein and to shareholder’s equity; thus no adjustment or restatement of the financial statements is required.

Record Earnings and Returns

The Company reported record GAAP earnings of $4.92 million for the quarter or $0.62 per diluted share, an increase of $881,000 or 21.8% over the quarter ended December 31, 2004 in which earnings were $4.04 million or $0.51 per diluted share.

For the year ended December 31, 2005, the Company reported GAAP earnings of $17.75 million or $2.23 per diluted share, an increase of $2.71 million or 18.0% over the same period in 2004 in which earnings were $15.04 million or $1.91 per diluted share.  Excluding terminated merger costs of $232,000 after tax, net income for the year ended December 31, 2005 was $17.98 million or $2.26 per diluted share, an increase of $2.94 million or 19.6% over the same period in 2004.

Return on average assets (“ROA”) was 1.53% and 1.43% for the quarter and the year ended December 31, 2005 as compared to 1.35% and 1.33% for the fourth quarter and the year ended December 31, 2004, respectively.  Excluding terminated merger expenses, ROA was 1.45% for the year ended December 31, 2005, as compared to 1.33% for the same period of 2004.

The Company’s return on average equity (“ROE”) was 15.39% for the fourth quarter and 14.82% for the year ended December 31, 2005 as compared to 14.93% and 14.83% for the fourth quarter and year ended December 31, 2004.  Excluding terminated merger expenses, ROE was 15.02% for the year ended December 31, 2005 as compared to 14.83% for same period of 2004.

Strong Loan and Deposit Growth

Total assets ended the year at a record high of $1.29 billion.  This represents a $94 million or 7.8% increase over December 31, 2004.  The Company has continued its record of strong loan growth.  Total gross loans grew to $1.05 billion, an increase of $111 million or 11.9% over a year ago.  Total deposits grew to a record $1.05 billion, which represents a $26 million or 2.5% increase over December 31, 2004.

For the year ended December 31, 2005, average loans increased $113 million or 12.8% to $993 million over the same period of 2004.  For the fourth quarter of 2005, average loans increased $17 million or 1.7% to $1.03 billion over the third quarter of 2005 and increased $104 million or 11.3% over the fourth quarter of 2004.

For the year ended December 31, 2005, average deposits increased $79 million or 8.3% to $1.04 billion over 2004.  For the fourth quarter of 2005, average deposits increased $4 million or 0.4% to $1.06 billion over the third quarter of 2005 and increased $39 million or 3.8% over the fourth quarter of 2004.

Net Interest Income Reaches Record High

Net interest income increased by $2.17 million or 15.9% over the fourth quarter of 2004.  The Company’s reported net interest margin (on a fully tax equivalent basis “FTE”) of 5.50% which represents an increase of 16 basis points over the third quarter of 2005 and 38 basis points over the fourth quarter 2004.  For the year ended December 31, 2005, net interest income increased $7.68 million or 14.8% and the net interest margin (FTE) increased 21 basis points from the full year 2004.

The Company’s cost of funds was 1.80% in the fourth quarter of 2005 as compared to 1.64% in the third quarter of 2005 and 1.17% in the fourth quarter of 2004.   Yield on earning assets was 7.27% in the fourth quarter of 2005 as compared to 6.97% in the third quarter of 2005 and 6.29% in the fourth quarter of 2004.

For the full year 2005 the Company’s cost of funds was 1.55%, yield on earning assets 6.89% and net interest margin 5.35%.  In 2004, the Company’s cost of funds was 1.11%, yield on earning assets 6.26% and net interest margin 5.14%.

Superior Asset Quality

Non-performing assets (“NPA’s”) as of December 31, 2005 totaled $1,412,000 or 0.11% of total assets, compared to $1,473,000 or 0.12% of total assets at December 31, 2004.  Net of government guarantees of $500,000 and $584,000, NPA’s totaled $912,000 (.07% of total assets) and $889,000 (0.07% of total assets) at December 31, 2005 and 2004, respectively.

The allowance for loan losses totaled $15.5 million, or 1.48% of loans outstanding at December 31, 2005, compared to $13.8 million or 1.47% a year ago. Total provision for loan losses were $2.05 million for the year ended December 31, 2005

The Company recorded net charge-offs of $116,000 in the fourth quarter of 2005 as compared to $96,000 in the same period of 2004.  For the year ended December 31, 2005, net charge-offs were $331,000 (0.04% of average loans) as compared to $453,000 (0.05% of average loans) for the same period of 2004.

Other Income / Expense and the Efficiency Ratio

Non-interest income grew $471,000 or 16.1% in the fourth quarter of 2005 as compared to the fourth quarter of 2004.  This was primarily attributable to increased deposit service charges and fees of $472,000, an increase in premiums on the sale of mortgage loans of $110,000, a $158,000 gain on the sale of SBA loans, a $196,000 gain on the sale of a real estate property, and a $161,000 gain (net of selling expenses) on the sale of the Company’s credit card portfolio.  These increases were offset in part by a reduction in bank-owned life insurance income of $479,000 as a result of a $585,000 death benefit recorded in 2004.

For the year ended December 31, 2005, the Company grew non-interest income by $2.44 million or 22.7% primarily due to increased deposit service charges and fees of $901,000, a $555,000 gain on the sale of SBA loans, an increase in premiums on the sale of mortgage loans of $269,000 and a $275,000 contract settlement.

Total operating expenses increased $1.24 million or 12.6% in the fourth quarter of 2005 as compared to the same period in 2004.   This increase was driven by an increase in salaries and benefits of $880,000 or 16.7% and an increase in occupancy expense of $264,000 or 17.7%.  Total operating expenses grew at a faster rate (12.4%) in the fourth quarter than fully tax equivalent net revenue (12.3%) resulting in a negative impact on the efficiency ratio, which increased from 54.9% in the fourth quarter of 2004 to 55.0% in the fourth quarter of 2005.

Total operating expenses increased $6.38 million or 17.5% for the full year 2005 over 2004.  This increase was driven by an increase in salaries and benefits of $3.5 million or 17.6% and an increase in occupancy expense of $1.0 million or 17.4%.  Total operating expenses grew at a faster rate (16.3% for the twelve-month period) than fully tax equivalent net revenue (15.2%) resulting in a negative impact on the efficiency ratio, which increased from 55.2% in 2004 to 55.8% in 2005.

Conference Call

The Company will conduct an earnings conference call Monday, February 6, 2006 at 10:00 a.m. pacific standard time.  Instructions to participate are as follows:

Dial In #: (877) 381-6419
Conference Name: (Western Sierra Bancorp)
Leader Name: (Gary Gall, President and CEO)
Date of Call: (February 6, 2006)
Time of Call: (10:00 a.m. PST) (1:00 p.m. EST)
Expected duration of the call is forty-five minutes

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra National Bank, Lake Community Bank, Central California Bank and Auburn Community Bank.  The Company operates thirty-two branches and four loan production facilities in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share data)

(Unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	Growth %	2005	2004	Growth %
Interest income:
Interest and fees on loans	$19,708	$15,680	25.7%	$71,761	$59,078	21.5%
Interest on investment securities:
Taxable	472	498		1,818	1,736
Exempt from federal taxes	439	395		1,695	1,562
Interest on Federal funds sold	438	310		1,455	707
Total interest income	21,057	16,883	24.7%	76,729	63,083	21.6%

Interest expense:
Interest on deposits	4,007	2,539		13,375	9,049
Interest on borrowed funds	1,161	629		3,926	2,287
Total interest expense	5,168	3,168	63.1%	17,301	11,336	52.6%

Net interest income	15,889	13,715	15.9%	59,428	51,747	14.8%

Provision for loan losses (LLP)	370	800	-53.8%	2,050	2,710	-24.4%

Net interest income after LLP	15,519	12,915	20.2%	57,378	49,037	17.0%

Non-interest income:
Service charges and fees	1,560	1,088		5,609	4,708
Investment service fee income	160	104		792	621
Net gain on sale and packaging of residential mortgage loans	870	760		4,062	3,793
Gain on sale of government-guaranteed loans	158	0		713	0
Loss on sale of investment securities	(2)	3		(4)	(9)
Other income	652	972		2,026	1,643
Total non-interest income	3,398	2,927	16.1%	13,198	10,756	22.7%

Other expenses:
Salaries and benefits	6,135	5,255		23,412	19,915
Occupancy and equipment	1,755	1,491		6,792	5,783
Other expenses	2,994	2,900		11,434	9,961
Merger expenses	0	0		400	0
Amortization of core deposit intangibles	180	180		720	720
Total other expenses	11,064	9,826	12.6%	42,758	36,379	17.5%

Income before income tax	7,853	6,016	30.5%	27,818	23,414	18.8%

Income taxes	2,931	1,975		10,072	8,378
GAAP net income	$4,922	$4,041	21.8%	$17,746	$15,036	18.0%

Merger expense after tax	0	0		232	0
GAAP net income excluding merger expenses	$4,922	$4,041	21.8%	$17,978	$15,036	19.6%

GAAP net income
Basic earnings per share	$0.64	$0.53	20.8%	$2.30	$1.99	15.6%
Diluted earnings per share	$0.62	$0.51	21.6%	$2.23	$1.91	16.8%

GAAP net income excluding merger expenses
Basic earnings per share	$0.64	$0.53	20.8%	$2.33	$1.99	17.1%
Diluted earnings per share	$0.62	$0.51	21.6%	$2.26	$1.91	18.3%

Shares used to compute Basic EPS	7,737	7,621		7,707	7,557
Shares used to compute Fully Diluted EPS	7,955	7,948		7,951	7,892

Average Loans	$1,030,384	$925,951	11.3%	$993,219	$880,156	12.8%

Average Investments	$126,741	$153,191	-17.3%	$128,737	$139,037	-7.4%

Average Earning Assets	$1,157,125	$1,079,142	7.2%	$1,121,956	$1,019,193	10.1%

Average Deposits	$1,058,102	$1,019,141	3.8%	$1,036,740	$957,611	8.3%

Average Non-interest Demand Deposits	$294,483	$270,456	8.9%	$284,455	$246,369	15.5%

Average Interest-bearing Liabilities	$846,506	$806,681	4.9%	$830,888	$773,328	7.4%

Average Assets	$1,277,990	$1,195,070	6.9%	$1,242,509	$1,131,179	9.8%

Average Equity	$126,904	$107,683	17.8%	$119,720	$101,405	18.1%

Return on Average Assets (GAAP)	1.53%	1.35%		1.43%	1.33%

Return on Average Equity (GAAP)	15.39%	14.93%		14.82%	14.83%

Return on Tangible Equity	21.28%	22.37%		21.02%	22.96%

Return on Tangible Equity excluding merger expense	21.28%	22.37%		21.26%	22.96%

Net Interest Margin (FTE)	5.50%	5.12%		5.35%	5.14%

Efficiency Ratio (FTE)	55.0%	54.9%		55.8%	55.2%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	December 31, 2005	December 31, 2004	Growth %
ASSETS:
Cash and due from banks	$41,972	$29,975
Federal funds sold	39,535	74,630
Cash and cash equivalents	81,507	104,605	-22.1%

Interest-bearing deposits		1,200
Loans held for sale	3,190	2,685
Investment securities:
Trading	41	42
Available for sale (amortized cost $78,940 in 2005 and $81,106 in 2004)	79,519	82,521
Held to maturity (market value of $2,960 in 2005 and $3,202 in 2004)	2,888	3,067
Total investments	82,448	85,630	-3.7%
Portfolio loans:
Real estate mortgage	681,717	600,108
Real estate construction	244,872	199,140
Commercial	98,152	119,823
Agricultural	15,828	11,514
Other Loans	7,066	5,928
Total gross loans	1,047,635	936,513	11.9%
Deferred loan fees, net	(3,663)	(3,008)
Allowance for loan losses	(15,505)	(13,786)
Net portfolio loans	1,028,467	919,719	11.8%

Premises and equipment, net	19,466	20,808
Other real estate
Goodwill and other intangible assets	33,177	33,913
Other assets	44,318	30,150
Total Assets	$1,292,573	$1,198,710	7.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$276,667	$272,250	1.6%
Interest bearing deposits:
NOW, money market and savings	395,257	405,967
Time, over $100,000	222,496	185,935
Other time	154,275	158,814
Total deposits	1,048,695	1,022,966	2.5%

Borrowed funds	66,000	21,500
Subordinated debt	37,116	37,116
Other liabilities	10,530	6,977
Total liabilities	1,162,341	1,088,559	6.7%

Shareholders’ equity:
Preferred stock- no par value; 15,000,000 shares authorized; none issued	—	—
Common stock- no par value; 15,000,000 shares authorized; issued - 7,782,223 shares in 2005 and 7,629,762 shares in 2004	71,042	68,125
Retained earnings	58,855	41,109
Accumulated other comprehensive income	335	917
Total shareholders’ equity	130,232	110,151	18.2%
Total Liabilities and Shareholders’ Equity	$1,292,573	$1,198,710	7.8%

Allowance for loan losses to Gross Loans	1.48%	1.47%

Ending Delinquent Loans	$5	$344

Gross Non Performing Loans (non accrual and > 90 days)	$1,412	$1,473

Government Guaranteed portion of Non Performing Loans	$500	$584

Non Performing Loans net of Government Guarantees	$912	$889

OREO	$—	$—

YTD Net Charge-offs	$331	$453

YTD Net Charge-offs as a % of Avg Loans	0.04%	0.05%

Gross Non Performing Assets as a % of Total Assets	0.11%	0.12%

Non Performing Assets net of Government Guarantees as a % of Total Assets	0.07%	0.07%

Book Value Per Share	$16.73	$14.44

Tangible Book Value Per Share	$12.47	$9.99

Total Risk Based Capital To Risk Weighted Assets	13.23%	12.58%

Tier 1 Capital to Risk Weighted Assets	11.98%	11.33%

Tier 1 Capital to Average Assets (Leverage Ratio)	10.44%	9.48%

Contact Information:

Western Sierra Bancorp

Anthony J. Gould, CFO (530) 698-2234